Exhibit 99.1

June 5, 2013

Timothy J. Stabosz

1307 Monroe Street

LaPorte, IN 46350

Mr. Stabosz:

We are aware of your Schedule 13D filing with the Securities and Exchange Commission (the “SEC”) on May 24, 2013 (the “Schedule 13D”), including your letter to the Board of Directors (the “Board Letter”) filed as an exhibit.

We believe it is important for those following your reckless campaign against Scott’s Liquid Gold-Inc. (the “Company”) to understand the genesis of your Schedule 13D and Board Letter. On May 20, you contacted the Company and requested that it purchase all of the stock you own in the Company, and on May 21, you told the CEO that if the Company did not acquire your shares for $0.50 per share (even though the trading price was then $0.30 per share) you would make public, scathing criticisms of the CEO and the Board. On both May 20 and May 21, you indicated that you were only interested in the Company acquiring your shares and not those of other shareholders. This is not the first instance of your threatening the Company with negative media coverage unless the Company acquires your shares at a premium to the detriment of our other shareholders. The Board does not believe it appropriate to succumb to such threats.

Because the Company refused to purchase your shares, you made good on your threat and filed the Schedule 13D, chock-full of personal assaults and factual inaccuracies. Your filing once again has cost the Company time, energy and money and has threatened key agreements and relationships. We note that, despite your continuous destructive attacks, each of which has harmed our supplier, customer and investor relationships and shareholder value, you have continued to acquire stock in the Company. We believe this is because you intend to bully your way to a lucrative private repurchase from the Company at the expense of the other shareholders. You clothe your self-righteous critiques of the Board and management in noble language of corporate governance and shareholder rights, but the naked truth is that you desire a quick return on your investment without consideration for the long-term investors in the Company. The moment the Company has returned to financial health, you demand that it be put on the auction block, likely to be sold at a firesale price.

In your Board Letter, you claim (1) the CEO hid several offers to acquire the Company from the Board and (2) the Board did not uphold its fiduciary duties to shareholders in light of such offers. These claims are false and have tarnished the reputation of Board members and management. The Board carefully assesses bona fide offers to acquire the Company. You are wrong to assume that, just because the Board does not agree to sell the Company upon receiving an offer, it has not appropriately considered the offer. Because you have never had a seat at the Company’s boardroom table, your claims about what did or did not happen at that table are necessarily baseless and without merit.

Finally, we believe that your Schedule 13D and Board Letter may violate the SEC’s proxy rules. The SEC has clearly indicated that beneficial ownership reporting, such as the Schedule 13D, was not intended to create an exception to the proxy rules. Your solicitation of votes for matters included in the proxy statement, as well as matters you have indicated you will raise from the floor of the meeting, must comply with the SEC proxy rules. Further, your Schedule 13D and Board Letter contain materially misleading statements in violation of securities laws.

The Company is proud to have survived a brutal recession and now be in a position of financial health, poised for a bright future. During 2012, the Company embarked on a significant restructuring plan which has included, among other things, the sale of the Company’s real estate, strategic changes in executive management and, effective as of the upcoming shareholder meeting, the composition of the Board, and other significant steps designed to improve financial performance. We have already experienced improvements as a result of these efforts and believe we will continue to do so. We believe it is in the best interest of all shareholders to pursue our strategic business plan that is designed to achieve long-term value for all of our shareholders.

/s/ Board of Directors of Scott’s Liquid Gold-Inc.